Exhibit 99.1
News Release
Sprint Nextel
6200 Sprint Parkway
Overland Park, Kan. 66213
Media Contact:
Cristi Allen, 913-315-1092
cristi.i.allen@sprint.com
Investor Contact:
Yijing Brentano, 800-259-3755
investor.relations@sprint.com
Sprint Nextel Announces New $2.1 Billion Credit Agreement
OVERLAND PARK, Kan.—May 21, 2010—Sprint Nextel Corp. (NYSE:S) today announced that it has entered into a new $2.1 billion unsecured revolving credit facility. The new credit facility expires in October 2013 and replaces the company’s $4.5 billion revolving credit facility that was due to expire in December 2010.
In the fourth quarter of 2009 and the first quarter of 2010, Sprint generated $666 million and $506 million of Free Cash Flow, respectively. The company ended first quarter 2010 with cash, cash equivalent and short-term investments of $4.4 billion that reduce the need for a larger credit facility and its related costs.
The new credit facility will provide supplemental liquidity for general corporate purposes and will be used to support the $1.6 billion letter of credit required by the Federal Communications Commission’s Report and Order to reconfigure the 800 MHz band. The credit facility does not have an outstanding balance, but letters of credit reduce the facility’s available borrowing capacity.
The new credit agreement includes a ratio of total indebtedness to trailing four quarter EBITDA adjusted for certain other non-recurring charges to a maximum of 4.50 to 1 through March 2012, subsequently reduced to 4.25 to 1 through December 2012, and thereafter reduced to 4.0 to 1 for the remaining term.
The company simultaneously amended its $750 million credit agreement with Export Development Canada, originally entered into in March 2007, to incorporate the same changes in covenants.
About Sprint Nextel
Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel served more than 48 million customers at the end of the first quarter of 2010 and is widely recognized for developing, engineering and deploying innovative technologies, and the first and only wireless 4G service from a national carrier in the United States; offering industry-leading mobile data services, leading prepaid brands including Virgin Mobile USA, Boost Mobile and Assurance Wireless and instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. With its customer-focused strategy, you can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.